Exhibit 99.1

News Release	For Release Oct. 31, 2006
CONTACTS:	6 a.m. Eastern Time
Buzz Brenkert, Investors, (513) 345-1525 Lori Dorer, Media, (513) 345-1685
Kendle Announces Financial Results and
Record Business Awards for Third Quarter 2006
Customers Embracing New Kendle 500 Organization as
Demonstrated by Strong New Business Signings; Integration of
Charles River Clinical Services Progressing on Target
•	Total new business awards increased to record $148 million
•	Total business authorizations at $590 million, an all-time Company high
•	Net service revenues increased 46% to more than $75 million
•	Operating income grew 47% to $8.1 million
•	Acquisition of Charles River Clinical Services closed Aug. 16; integration progressing on time and budget
CINCINNATI, Oct. 31, 2006 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported third quarter 2006 financial results. Reflected in the Company’s third quarter performance are results from mid-August through Sept. 30 related to its acquisition of the Phase II-IV clinical services business of Charles River Laboratories International Inc. Kendle completed this acquisition on Aug. 16.
Net service revenues for third quarter 2006 were $75.2 million, an increase of 46 percent over net service revenues of $51.6 million for third quarter 2005. Of the growth in net service revenues, 24 percent was organic growth with the remainder of the growth due to the acquisition. Earnings per share of $0.27 for the third quarter 2006 compares favorably to the $0.24 per share reported for the third quarter 2005.
Income from operations for the third quarter 2006 was approximately $8.1 million, or 11 percent of net service revenues, compared to income from operations of approximately $5.5 million in third quarter 2005. Net income for the quarter was approximately $4.0 million after accounting for certain acquisition-related expenses, or $0.27 per diluted share, compared to net income of $3.4 million, or $0.24 per share, in third quarter 2005.
New business awards were a record $148 million for third quarter 2006, an increase of 76% over new business awards in second quarter 2006. Contract cancellations for the quarter were $7 million. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled a record $590 million at Sept. 30, 2006, a 69% increase from June 30, 2006.
“Kendle continues to focus first and foremost on meeting the global clinical development needs of our customers,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “Our enhanced position in the marketplace and expanded therapeutic expertise are already having a strong impact on our results. During the quarter we delivered significant growth in backlog and new business awards, further strengthening and diversifying our customer base and demonstrating the confidence our customers have in

Kendle as a global provider.” She continued, “We are very pleased with the pace at which the integration is progressing and believe we are well positioned to meet the increasing needs of our customers for large global programs across all therapeutic areas and geographic regions.”
Net service revenues by geographic region for the third quarter were 59 percent in the Americas, 38 percent in Europe and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 30 percent of net service revenues for third quarter 2006 compared to 34 percent of net service revenues for third quarter 2005.
Reimbursable out-of-pocket revenues and expenses were $21.5 million for third quarter 2006 compared to $12.9 million in the same quarter a year ago.
Cash flow from operations for the quarter was a positive $9.6 million. Cash and marketable securities totaled $27.9 million, including $2.6 million of restricted cash. Days sales outstanding in accounts receivable were 46 and capital expenditures for third quarter 2006 totaled $1.9 million.
Net service revenues for the nine months ended Sept. 30, 2006, were $197.1 million compared to net service revenues of $149.2 million for the nine months ended Sept. 30, 2005. Earnings per share of $0.89 for the nine months ended Sept. 30, 2006, compares favorably to the $0.50 per share reported for the first nine months of 2005.
Net service revenues by geographic region for the nine months ended Sept. 30, 2006, were 60 percent in the Americas, 37 percent in Europe and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 29 percent of net service revenues for the first nine months of 2006 compared to 35 percent of net service revenues for the first nine months of 2005.
Income from operations for the nine months ended Sept. 30, 2006, was approximately $21.8 million, or 11 percent of net service revenues, compared to income from operations of approximately $12.0 million, or 8 percent of net services revenues, in the first nine months of 2005.
Cash flow from operations for the nine months ended Sept. 30, 2006, was a positive $17.1 million. Capital expenditures for the nine-month period totaled $6.1 million.
Kendle will host its third quarter 2006 conference call on Oct. 31, 2006, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Nov. 30, 2006.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is among the world’s leading global clinical research organizations and is the fourth-largest provider of Phase II-IV clinical development services worldwide. We deliver innovative and robust clinical development solutions — from first-in-human studies through market launch and surveillance — to help the world’s biopharmaceutical companies maximize product life cycles and grow market share. Our global clinical development business is focused on five regions — North America, Europe, Asia/Pacific, Latin America and Africa — to meet customer needs. With the expertise of our 3,000 associates worldwide, Kendle has conducted clinical trials and provided regulatory and pharmacovigilance services in more than 80 countries.
Additional information and investor kits are available upon request from Kendle, 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Oct. 31, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
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Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net service revenues	$75,236	$51,581	$197,075	$149,233
Reimbursable out-of-pocket revenues	21,497	12,865	58,774	34,936

Total revenues	96,733	64,446	255,849	184,169

Costs and expenses:
Direct costs	40,940	27,451	105,720	80,329
Reimbursable out-of-pocket costs	21,497	12,865	58,774	34,936
Selling, general and administrative expenses	23,403	16,738	63,244	50,634
Depreciation and amortization	2,800	1,851	6,344	6,228

Total costs and expenses	88,640	58,905	234,082	172,127

Income from operations	8,093	5,541	21,767	12,042

Other income (expense):
Interest expense	(2,283)	(92)	(2,397)	(380)
Interest income	438	234	1,618	674
Other	(259)	(370)	(653)	(77)
Gain on debt extinguishment	—	—	—	300

Income before income taxes	5,989	5,313	20,335	12,559

Income taxes	1,992	1,919	7,149	5,578

Net income	$3,997	$3,394	$13,186	$6,981

Income per share data:
Basic:
Net income per share	$0.28	$0.25	$0.92	$0.52

Weighted average shares outstanding	14,371	13,633	14,294	13,413

Diluted:
Net income per share	$0.27	$0.24	$0.89	$0.50

Weighted average shares outstanding	14,789	14,258	14,756	13,926

Reconciliation of adjusted income from operations:

Income from operations	8,093	5,541	21,767	12,042
Stock-based compensation expense	195	—	1,438	—
Amortization of acquired intangibles	705	—	705	—
Severance accrual — quarter 3 2006	236	—	236	—
Other acquisition related expenses	353	—	353	—
Write-off of deferred state taxes	—	—	—	—

Adjusted income from operations (1)	9,582	5,541	24,499	12,042

Reconciliation of adjusted net income:

Net income	3,997	3,394	13,186	6,981
Stock-based compensation expense (net of tax)	163	—	1,063	—
Amortization of acquired intangibles	447	—	447	—
Severance accrual — quarter 3 2006	150	—	150	—
Other acquisition related expenses	224	—	224	—
Write-off of deferred state tax asset	—	—	—	1,181

Adjusted net income (1)	4,981	3,394	15,070	8,162

Adjusted net income per share (1)
Basic	$0.35	$0.25	$1.05	$0.61
Diluted	$0.34	$0.24	$1.02	$0.59
(1) Each of the “adjusted income operations,” “adjusted net income,” and “adjusted net income per share” (i) are measures of performance that are not required by, or presented in accordance with, GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of GAAP results.

Kendle International Inc.
Selected Balance Sheet Information
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005

Cash, cash equivalents and marketable securities (including restricted cash)	$27,889	$48,755

Net Receivables	59,382	33,154

Total assets	473,560	184,759

Bank borrowings	200,000	3,839

Shareholders’ equity	143,135	122,504